Exhibit (b)(4)

EXECUTION COPY

SECOND LIEN PLEDGE AND SECURITY AGREEMENT

dated as of October 19, 2008

among

EACH OF THE GRANTORS PARTY HERETO

and

SILVER POINT FINANCE, LLC

as Collateral Agent

7.5	Investment Related Property	38
7.6	Intellectual Property	39
7.7	Cash Proceeds	41

SECTION 8.	COLLATERAL AGENT	42

SECTION 9.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	43

SECTION 10.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	43

SECTION 11.	SPECIAL PROVISION FOR ULC SHARES	44

SECTION 12.	MISCELLANEOUS	45

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2 — LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.7 — INTELLECTUAL PROPERTY

SCHEDULE 4.8 — COMMERCIAL TORT CLAIMS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D — DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT E-1 — PROCEEDS/CONCENTRATION ACCOUNT CONTROL AGREEMENT

EXHIBIT E-2 — CONCENTRATION ACCOUNT CONTROL AGREEMENT

EXHIBIT F — PATENT SECURITY AGREEMENT

EXHIBIT G — TRADEMARK SECURITY AGREEMENT

EXHIBIT H — COPYRIGHT SECURITY AGREEMENT

EXHIBIT I — DOMAIN NAME CONTROL AGREEMENT

This SECOND LIEN PLEDGE AND SECURITY AGREEMENT, dated as of October 19, 2008 (this “Agreement”), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and SILVER POINT FINANCE, LLC, a Delaware limited liability company, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Second Lien Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings”), certain subsidiaries of Holdings, as Guarantors, the Lenders party hereto from time to time, and Silver Point Finance, LLC, as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent and Lead Arranger (in such capacity, the “Lead Arranger”);

WHEREAS, reference is made to that certain Intercreditor Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Silver Point Finance, LLC, as First Lien Agent, Silver Point Finance, LLC, as Second Lien Agent, and Silver Point Finance, LLC, as Third Lien Agent;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Additional Grantors” shall have the meaning assigned in Section 5.3.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract and each Intercompany Arrangement, as each such agreement may be amended, supplemented or otherwise modified from time to time.

“Cash Collateral Accounts” shall mean the Proceeds Collateral Account and the Concentration Account.

“Cash Proceeds” shall have the meaning assigned in Section 7.7.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software (whether in source code or object code), computer printouts, tapes, disks and related data processing software and similar items in whatever form that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or would reasonably be considered materially useful or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).

“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, in any event and without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

“Concentration Account” shall have the meaning set forth in the Credit Agreement.

“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Tax Code.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States, and foreign copyrights (including Community Designs), including, but not limited to, copyrights in software, databases and compilations (whether in source code or object code, and including any and all data and collections of data, whether machine readable or otherwise and all software implementations of algorithms, models and methodologies, descriptions, flow-charts, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons and other work product used to design, plan, organize and develop any of the foregoing), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor and (ii) all extensions and renewals thereof.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, in any event and without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“First Lien Collateral Agent” shall mean Silver Point Finance, LLC.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement, dated as of the date hereof by and among Vonage America, Holdings, certain Subsidiaries of Holdings and Silver Point Finance, LLC as may amended, restated, supplemented or otherwise modified from time to time.

“First Lien Credit Documents” shall mean any of the First Lien Credit Agreement and all other “Credit Documents” as defined in the First Lien Credit Agreement.

“First Lien Security Documents” shall mean the First Lien Pledge and Security Agreement dated as of the date hereof by and among the Grantors from time to time party thereto and Silver Point Finance, LLC as may be amended, restated, supplemented or otherwise modified from time to time and any related or ancillary agreements thereto.

“General Intangibles” shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC, including, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment.

“Grantors” shall have the meaning set forth in the preamble.

“Holdings” shall have the meaning set forth in the recitals.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance or business interruption policies.

“Intellectual Property” shall mean, collectively, the Copyrights, the Patents, the Trademarks, the Trade Secrets, and the IP Licenses.

“Inventory” shall mean all “inventory” as defined in Article 9 of the UCC and shall include, in any event and without limitation, all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof.

“Investment Accounts” shall mean the Cash Collateral Accounts, the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean and include: (i) all “investment property” (as such term is defined in Article 9 of the UCC), (ii) all “financial assets” (as such term is defined in Article 8 of the UCC) and (iii) in any event, all of the following: all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“IP Licenses” shall mean, collectively, Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

“Money” shall mean “money” as defined in Article 1 of the UCC.

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted, including, but not limited to: (i) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, interferences and reexaminations thereof and (ii) all inventions claimed therein.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation and in any event, all Indebtedness described on Schedule 4.4 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged ULC Shares.

“Pledged LLC Interests” shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 4.4 under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 4.4 under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4 under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.4 under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Pledged ULC Shares” shall mean all shares of capital stock owned by such Grantor in any unlimited liability company including, without limitation, all unlimited liability company shares of capital stock described on Schedule 4.4 under the heading “Pledged ULC Shares” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such shares and any interest of such Grantor on the books and records of such unlimited liability company or on the books and records of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any other item of Collateral and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Proceeds Collateral Account” shall have the meaning set forth in the Credit Agreement.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of such Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the Agents and Lenders and shall include, without limitation, all former Agents and Lenders under the Credit Agreement to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents or Lenders and such Obligations have not been paid or satisfied in full.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation and in any event, all of the accounts listed on Schedule 4.4 under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, and all registrations and applications for any of the foregoing including, but not limited to: (i) all extensions or renewals of any of the foregoing and (ii) all of the goodwill of the business connected with the use of and symbolized by the foregoing.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and any and all other confidential information, including know-how, inventions, processes, procedures, customer lists and personally-identifiable information, business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, methods, technical data, discoveries, modifications and extensions, in each case, to the extent confidential and whether or not reduced to a writing or other tangible form.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for itself and for the ratable benefit of Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods, including, without limitation, all Inventory and Equipment;

(f) Instruments;

(g) Insurance;

(h) Intellectual Property, together with the right to sue (and collect damages) for past, present or future infringement or misappropriation thereof;

(i) Investment Related Property;

(j) Letter of Credit Rights;

(k) Money;

(l) Receivables and Receivables Records;

(m) Commercial Tort Claims listed on Schedule 4.8 (as amended from time to time);

(n) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(o) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, permit, contract, property rights or agreement to which any Grantor is a party, any of its rights or interests thereunder or any Trademark if and for so long as the grant of such security interest shall (i) give any other Person party to such lease, license, permit, contract, property rights or agreement the right to terminate its obligations thereunder, (ii) result in the abandonment, cancellation, invalidation or unenforceability of any right, title or interest of any Grantor therein or (iii) result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term, right or result would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided, however, that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing or giving rise to such right, result, termination, abandonment, cancellation, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, permit, contract, property rights, agreement or Trademark that does not result in any of the consequences specified in (i), (ii) or (iii) above; (b) any license, permit or other governmental authorization that, under the terms and conditions of such governmental authorization or under applicable law, cannot be subjected to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties without the consent of the relevant governmental authority; or (c) any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Tax Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation.

2.3 Intercreditor Agreement Prevails. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to or in connection with this Agreement and the exercise of any right or remedy against the Collateral by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement and, in the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail. The parties hereto acknowledge, and the Collateral Agent hereby agrees, that until the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), the First Lien Collateral Agent shall hold that portion of the Collateral that is represented by a certificate or that is a Document or an Instrument and shall have “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) over that portion of the Collateral consisting of Investment Related Property, in each case, for and on behalf of the Secured Parties as bailee and/or agent for such parties for the purpose of perfecting a security interest in such Collateral pursuant to and in accordance with the terms of the Intercreditor Agreement.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties thereunder to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Generally.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date and on each Credit Date, that:

(i) except with respect to Intellectual Property which is covered under Section 4.7, it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, other than Permitted Liens;

(ii) it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) if it is not a “registered organization” (as defined in the UCC), the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if such Grantor is a natural person), and for the one-year period preceding the date hereof has been, located.

(iii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization (or, if it is a “registered organization” as defined in the UCC, its chief executive office or sole place of business (or principal residence if such Grantor is a natural person)) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past four (4) months;

(v) to its knowledge, it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated;

(vi) (w) upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(D) hereof, (x) upon execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) (or the “control” of its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) with respect to any Investment Account, (y) upon consent of the issuer with respect to Letter of Credit Rights, and (z) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in U.S. Patents and Patent applications, U.S. Copyright registrations and applications, and U.S. Trademark, service mark, certification mark and collective mark registrations and applications in the United States Patent and Trademark Office and the United States Copyright Office (as applicable), the security interests granted to the Collateral Agent hereunder constitute valid and perfected Liens (subject in the case of priority only to Permitted Liens and to the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables) on all of the Collateral for which perfection is governed by the UCC (except motor vehicles and other assets subject to certificates of title);

(vii) other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens;

(viii) no material authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (vi) above, (B) in respect of the financing statements contemplated by clause (vii) above and (C) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

(ix) to the best knowledge of the Grantor, all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(x) none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);

(xi) it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut;

(xii) to the best knowledge of the Grantor, such Grantor has not become bound as a debtor, either by contract or by operation of law, by a security agreement previously entered into by another Person, other than to the extent permitted by Section 6.2 of the Credit Agreement; and

(xiii) such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) except for the security interest created by this Agreement and subject to Section 4.7 in the case of Intellectual Property, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall use commercially reasonable efforts to defend the Collateral against all Persons at any time claiming any interest therein;

(ii) it shall not produce, use or permit any Collateral to be used in violation of any policy of insurance covering the Collateral in any material respect;

(iii) it shall not change such Grantor’s name, type of organization or jurisdiction of organization unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto, at least ten (10) days prior to any such change or establishment, identifying such new proposed name or jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request in a manner consistent with this Agreement and (b) taken all actions necessary or reasonably requested by the Collateral Agent to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby;

(iv) it shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent otherwise permitted by Section 5.3 of the Credit Agreement;

(v) it shall not knowingly take or permit any action which would reasonably be expected to impair the Collateral Agent’s rights in the Collateral other than the granting to the First Lien Collateral Agent of all Liens pursuant to the First Lien Security Documents; and

(vi) subject to Section 4.7 in the case of Intellectual Property, it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise permitted under the Credit Agreement or the First Lien Credit Documents.

4.2 Equipment and Inventory.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Effective Date and on each Credit Date, that:

(i) all of the Equipment and Inventory (other than shipped assets and goods in transit) included in the Collateral is kept only at the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time);

(ii) any Goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance in all material respects with the requirements of the Fair Labor Standards Act, as amended, to the extent the Fair Labor Standards Act is applicable to such Goods; and

(iii) to its knowledge, none of the Inventory or Equipment having a value in excess of $500,000 is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.

(b) Covenants and Agreements. Each Grantor covenants and agrees that:

(i) it shall keep the Equipment, Inventory and any Documents evidencing such Equipment and Inventory (other than shipped assets and goods in transit) included in the Collateral in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless it shall have (a) notified the Collateral Agent in writing prior to any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken any actions necessary or reasonably requested by the Collateral Agent to maintain the continuous validity, perfection and the same priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby with respect to such Equipment and Inventory;

(ii) it shall keep correct and accurate records of the Inventory in all material respects;

(iii) it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent (or the First Lien Collateral Agent pursuant to the First Lien Security Documents);

(iv) if more than $250,000 in value of any Equipment or Inventory (other than shipped assets and goods in transit) is in possession or control of any third party (other than the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) or held at a location that is subject to a lease or license of space to any Grantor (including a collocation agreement or warehouse agreement), it shall promptly notify the Collateral Agent and, if reasonably requested by the Collateral Agent, each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and shall obtain a Collateral Access Agreement from such third party with respect to such Equipment and Inventory for the benefit of the Collateral Agent;

provided, that a Collateral Access Agreement shall not be required for any such location, involving a third party who is not a party to another then-existing Collateral Access Agreement if the value of Equipment and Inventory at such location is less than $500,000 unless the aggregate amount of all such locations for which a Collateral Access Agreement is not required exceeds $1,000,000; and

(v) with respect to any item of Equipment with a book value in excess of $250,000 individually, which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Collateral Agent, (A) provide information with respect to any such Equipment, (B) subject to the terms of the First Lien Security Documents, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Collateral Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby.

4.3 Receivables.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Effective Date and on each Credit Date, that:

(i) none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign;

(ii) no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper with an aggregate value in excess of $250,000 which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.3(c); and

(iii) each Grantor has delivered to the Collateral Agent a complete and correct copy of each standard form of document under which a Receivable may arise.

(b) Covenants and Agreements: Each Grantor hereby covenants and agrees that:

(i) it shall keep and maintain at its own cost and expense accurate and complete records of the Receivables in all material respects;

(ii) at the request of the Collateral Agent, it shall mark conspicuously, in form and manner reasonably satisfactory to the Collateral Agent, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to the First Lien Agent pursuant to and in accordance with the terms of the Intercreditor Agreement, or after the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement) the Collateral Agent as provided herein), as well as the Receivables Records with an appropriate reference to the fact that the Collateral Agent has a security interest therein;

(iii) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which would reasonably be expected to have a Material Adverse Effect on the value of such Receivable as Collateral. Other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, following an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(iv) except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and in accordance with prudent business practices exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, the Collateral Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be promptly deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

(c) Delivery and Control of Receivables. With respect to any Receivables in excess of $250,000 individually that is evidenced by, or constitutes, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. With respect to any Receivables in excess of $250,000 individually, which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Collateral Agent (or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. Any Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent (or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) in accordance with this subsection (c) shall be delivered (to the extent delivery is required for perfection of the Collateral Agent’s security interest therein) or subjected to such control upon request of the Collateral Agent.

4.4 Investment Related Property.

4.4.1 Investment Related Property Generally.

(a) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) in the event it acquires rights in any Investment Related Property in excess of $250,000 after the date hereof, other than with respect to any collateral securing letters of credit permitted by Section 6.2(m) except to the extent set forth therein, it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby; and

(ii) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment

Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent (or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) over such Investment Related Property, other than with respect to any collateral securing letters of credit permitted by Section 6.2(m) except to the extent set forth therein (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, each Grantor may retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest.

(b) Delivery and Control.

(i) Each Grantor agrees that with respect to any Investment Related Property in an aggregate amount in excess of $250,000 in which it currently has rights, other than with respect to any collateral securing letters of credit permitted by Section 6.2(m) except to the extent set forth therein, it shall comply with the provisions of this Section 4.4.1(b) on or before the Effective Date and with respect to any Investment Related Property in an aggregate amount in excess of $250,000 hereafter acquired by such Grantor, other than with respect to any collateral securing letters of credit permitted by Section 6.2(m) except to the extent set forth therein, it shall comply with the provisions of this Section 4.4.1(b) promptly upon acquiring rights therein, in each case in form and substance reasonably satisfactory to the Collateral Agent. With respect to any Investment Related Property in an aggregate amount in excess of $250,000 that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account and any collateral securing letters of credit permitted by Section 6.2(m) except to the extent set forth therein) it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property in an aggregate amount in excess of $250,000 that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account and any collateral securing letters of credit permitted by Section 6.2(m) except to the extent set forth therein), it shall cause the issuer of such uncertificated security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor.

(c) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing:

(1) except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if such action could reasonably be expected to have a Material Adverse Effect on the value of the Investment Related Property or any part thereof;

(2) the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above; and

(3) Upon the occurrence and during the continuation of an Event of Default and notice from the Collateral Agent to such effect:

(A) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

4.4.2 Pledged Equity Interests.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date and on each Credit Date, that:

(i) Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens (other than Permitted Liens), rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests, other than as permitted under the Credit Agreement;

(iii) without limiting the generality of Section 4.1(a)(v), no consent (other than any consent obtained on or prior to the date hereof) of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(iv) none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that: (a) are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the Uniform Commercial Code of any jurisdiction.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the

Collateral Agent’s security interest, (b) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest that is a Subsidiary to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature (or to certificate any equity interests to the extent such equity interests do not exist in certificated form as of the date hereof; provided, that if such equity interests are certificated after the date hereof, the Grantor owning or controlling such certificated equity interests shall take all steps necessary or advisable to establish the Collateral Agent’s “control” (or the “control” of its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) thereof) or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, (c) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (d) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (e) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the Uniform Commercial Code) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the Uniform Commercial Code; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (e), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” (or the “control” of its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) thereof;

(ii) it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property, except to the extent that the failure to so comply or enforce could not reasonably be expected to result in a Material Adverse Effect; and

(iii) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4.3 Pledged Debt. Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date and each Credit Date, that Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding inter-company Indebtedness;

4.4.4 Investment Accounts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date and each Credit Date, that:

(i) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(ii) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) having “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein;

(iii) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Proceeds Collateral Account” and “Concentration Account,” respectively, the Proceeds Collateral Account and the Concentration Account. Vonage America is the sole account holder of each Cash Collateral Account and Vonage America has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) having “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any Cash Collateral Account or any money or other property deposited therein; and

(iv) Each Grantor has taken all actions necessary, including those specified in Section 4.4.4(c), to: (a) establish Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over the Securities Accounts, Securities Entitlements and Commodities Accounts (each as defined in the UCC) (or the “control” of its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) and (b) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) (or the “control” of its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) over all Deposit Accounts and the Cash Collateral Accounts.

(v) The Securities Accounts held by the Grantors prior to the date hereof at Lehman Brothers (Account #: 831-46091-1-9-507) and at Citi Smith Barney (Account #: 382-94304) have been closed and all balances therein have been reduced to zero dollars. Any amounts contained in either account immediately prior to the closing of such account have been transferred to one of the accounts listed on Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time).

(b) Covenant and Agreement. Each Grantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that it shall not close or terminate any Investment Account unless a successor or replacement account has been established with respect to which successor or replacement account a control agreement has been entered into by the appropriate Grantor, Collateral Agent and securities intermediary or depository institution at which such successor or replacement account is to be maintained in accordance with the provisions of Section 4.4.4(c).

(c) Delivery and Control.

(i) With respect to any Investment Related Property (other than the Cash Collateral Accounts) consisting of Securities Accounts or Securities Entitlements, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent pursuant to which it shall agree to comply with the Collateral Agent’s “entitlement orders” without further consent by such Grantor. With respect to any Deposit Account (other than the Cash Collateral Accounts), it shall cause the depositary institution maintaining such account to enter into an agreement substantially in the form of Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent (or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account. Each Grantor shall have entered into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the Effective Date, as of or prior to the Effective Date and (ii) any Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Effective Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts;

(ii) With respect to the Proceeds Collateral Account, Vonage America shall cause the depositary institution maintaining such account to enter into an agreement substantially in the form of Exhibit E-1 hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent pursuant to which (i) the Collateral Agent (or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) shall have “control” (within the meaning of Section 9-104 of the UCC) over such account and (ii) such account shall at all times remain under the sole dominion and control of the Collateral Agent. Each Grantor acknowledges and agrees that such Grantor shall have no right of access to or withdrawal from the Proceeds Collateral Account except to the extent explicitly set forth in Section 2.4 of the Credit Agreement; and

(iii) With respect to the Concentration Account, Vonage America shall cause the depositary institution maintaining such account to enter into an agreement substantially in the form of Exhibit E-2 hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent pursuant to which (i) the Collateral Agent (or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents) shall have “control” (within the meaning of Section 9-104 of the UCC) over such account and (ii) such account shall at all times remain under the sole dominion and control of the Collateral Agent (or its agent, bailee or designee, including the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents). Each Grantor acknowledges and agrees that such Grantor shall have no right of access to or withdrawal from the Concentration Account except to the extent explicitly set forth in Section 5.16 of the Credit Agreement.

In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

4.5 [Intentionally Omitted].

4.6 Letter of Credit Rights.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date and on each Credit Date, that:

(i) there are no material letters of credit to which such Grantor has rights as a beneficiary; and

(ii) it has used commercially reasonable efforts to obtain the consent of each issuer of any material letter of credit to the assignment of the proceeds of the letter of credit to the Collateral Agent.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any material letter of credit hereafter arising it shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.

4.7 Intellectual Property.

(a) Representations and Warranties. Except as disclosed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time in accordance with Section 4.7(b)(vii)), each Grantor hereby represents and warrants, on the Effective Date and on each Credit Date, that:

(i) Schedule 4.7 (as such schedule may be amended or supplemented from time to time in accordance with Section 4.7(b)(vii)) sets forth a true and complete list of (A) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (B) all material IP Licenses to which Grantor is a party;

(ii) it is the sole and exclusive owner of the entire right, title, and interest in and to all registrations and applications for Patents, Trademarks and Copyrights listed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time in accordance with Section 4.7(b)(vii)), and owns or has the valid right to use all other material Intellectual Property used in the conduct of its business and with respect to Intellectual Property owned by the Grantors, such ownership is free and clear of all Liens (except Permitted Liens);

(iii) (A) all applications (other than those applications identified on Schedule 4.7 as applications that Grantor does not desire to maintain in its reasonable business judgment) and registrations set forth on Schedule 4.7 are subsisting, are not, as applicable, cancelled, expired, abandoned or otherwise terminated, and have not been adjudged invalid or unenforceable, in whole or in part; (B) to Grantor’s knowledge, Grantor is not paying any Person any ongoing royalties or license fees in respect of Patents, Trademarks or Copyrights that have been licensed to Grantor pursuant to any IP Licenses on Schedule 4.7 where all of the licensed Patents, Trademarks or Copyrights under such IP License are, as applicable, cancelled, expired, abandoned or otherwise adjudged invalid or unenforceable; (C) there is no pending or threatened in writing against the Grantor, opposition, interference or cancellation proceeding (collectively, “Proceeding”) before any court or registrar in any jurisdiction against any registration or application listed on Schedule 4.7 or any other material Intellectual Property owned by any Grantor; (D) no Grantor has received written notice that any other Patents, Trademarks, Copyrights or Trade Secrets licensed to any Grantor is the subject of a Proceeding; (E) each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application (to the extent applications may be maintained pursuant to applicable law and other than those applications identified on Schedule 4.7 as applications that Grantor does not desire to maintain in its reasonable business judgment), of Copyrights, Patents and Trademarks set forth on Schedule 4.7 in full force and effect; (F) each Grantor has taken reasonable actions and precautions, consistent with industry standards, to protect the confidentiality of its material Trade Secrets, and (G) each Grantor has taken commercially reasonable actions to enforce and protect its interest in and to the Intellectual Property owned by such Grantor;

(iv) no holding, decision, or judgment has been rendered against Grantor in any action or proceeding before any court or administrative authority challenging the validity of such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property used in the business of any Grantor and no such action or proceeding is pending or threatened in writing against Grantor;

(v) all registrations set forth on Schedule 4.7 are standing in the name of each Grantor, and all applications set forth on Schedule 4.7 are in the name of Grantor or assignments to Grantor have been filed in respect of such applications;

(vi) (A) except as would not have a Material Adverse Effect, each Grantor has been using and uses appropriate statutory notices of registration in connection with its use of registered Grantor’s Trademarks, proper marking practices in connection with the use of Grantor’s issued Patents, and appropriate notice of copyright in connection with the publication of Grantor’s registered Copyrights used in the business of such Grantor, (B) each Grantor is diligently prosecuting all patent applications it has filed that Grantor believes, in its reasonable business judgment, should be prosecuted within a sufficient time period to avoid statutory disqualification of such patent applications, but in any event in a manner consistent with such Grantor’s obligations pursuant to Sections 4.7(b)(xv) and (xvi), (C) each Grantor is diligently preparing and filing patent applications for all identified inventions that have come to the attention of senior management which Grantor, in its reasonable business judgment believes to be patentable and better protected under a Patent as opposed to any other form of Intellectual Property, but in any event in a manner consistent with such Grantor’s obligations pursuant to Sections 4.7(b)(xv) and (xvi), and (D) to the knowledge of Grantor, Grantor has complied with its duties of candor and good faith with respect to its dealings with the U.S. Patent and Trademark Office and similar foreign authorities;

(vii) except as would not have a Material Adverse Effect, each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks used in the business of such Grantor and has taken all reasonable measures to insure that all licensees of the Trademarks owned by such Grantor use such adequate standards of quality;

(viii) (A) each IP License set forth on Schedule 4.7 is valid, subsisting, in full force and effect, binding upon the applicable Grantor, and, to the knowledge of Grantor, binding upon the other parties thereto in accordance with its terms, (B) except as would not reasonably be expected to have a Material Adverse Effect, each Grantor is in full compliance with all applicable terms and requirements of each such IP License, and all payments required to be made by the Grantor under each such IP License have been made to date, (C) to the knowledge of Grantor and except as would not reasonably be expected to have a Material Adverse Effect, each other Person that is a party to any such IP License is in full compliance with all applicable terms and requirements of and under such IP License, (D) to the knowledge of Grantor and except as would not reasonably be expected to have a Material Adverse Effect, no event has occurred or condition or set of circumstances exists that (with or without notice or lapse of time or both), directly or indirectly, (1) may contravene, conflict with or result in a violation or breach of, or constitute a default under, any such IP License, (2) may give any Person the right to declare a default or exercise any remedy under any such IP License, (3) may give any Person the right of consent, termination, amendment, modification, purchase, cancellation or acceleration of any obligation under any such IP License, or (4) may result in the loss of any property, rights or benefits under, or result in the imposition of any additional obligations under, any such IP License, (E) no Grantor has given to or received from any other Person any notice pursuant to the terms of any IP License regarding any actual or alleged material violation or breach of, or default under, any such IP License, and (F) no Grantor has given to or received from any other Person any written notice regarding any possible or potential material violation or breach of, or default under, any such IP License;

(ix) to each Grantor’s knowledge, the conduct of such Grantor’s business does not infringe upon or otherwise violate any Patent, Trademark, Copyright or Trade Secret owned or controlled by any Person and no claim has been made to Grantor in writing that the use of any Patent, Trademark, Copyright or Trade Secret owned or used by Grantor violates the asserted rights of any Person;

(x) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely and materially affect any Grantor’s rights to own or use any Patent, Trademark, Copyright or Trade Secret owned or used by such Grantor;

(xi) Grantor has a practice, consistent with industry standards and pursuant to Sections 4.7(a)(iii)(F) and (G), of requiring its employees, consultants and any other Persons with access to confidential information to execute confidentiality and non-disclosure agreements obligating such employee, consultant or other Person to keep confidential Grantor’s Trade Secrets. Each Grantor has complied in all material respects with such practice. Grantor has a practice, consistent with industry standards and pursuant to Sections 4.7(a)(iii)(F) and (G), of requiring its employees (and Persons who have been hired to create work products for Grantor to own) to execute assignment agreements which provide for the assignment to Grantor of all right, title and interest in and to Patents, Trademarks, Copyrights and Trade Secrets, as applicable, that such employee or Person creates in connection with its employment for or contract with Grantor. Each Grantor has complied in all material respects with such practice, and there have been no material violations of such practices; and

(xii) each Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Patent, Trademark, Copyright or Trade Secret owned by Grantor as of the date hereof that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Patent, Trademark, Copyright or Trade Secret owned by Grantor, other than in favor of the Collateral Agent or the First Lien Collateral Agent, as the case may be, pursuant to and in accordance with the First Lien Security Documents.

(b) Covenants and Agreements. Notwithstanding anything contained herein to the contrary, each Grantor hereby covenants and agrees as follows:

(i) it shall not (A) do any act or omit to do any act whereby any of the material Patents, Trademarks, Copyrights or Trade Secrets owned by any Grantor lapses or becomes invalidated, abandoned, dedicated to the public, or unenforceable, as applicable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein, or (B) except with the prior consent of the Collateral Agent or as permitted under the Credit Agreement, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material Patents, Trademarks, Copyrights or Trade Secrets owned by any Grantor (other than the licensing of such Intellectual Property in the ordinary course of business);

(ii) it shall not, with respect to any Trademarks which are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take reasonable measures to insure that licensees of such Trademarks use such consistent standards of quality;

(iii) it shall promptly notify the Collateral Agent if it knows or has reason to know that any material Patents, Trademarks, Copyrights or Trade Secrets owned or used by any Grantor becomes, as applicable, (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;

(iv) it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any domain name registrar or any foreign counterpart of the foregoing, to pursue any application and maintain any registration (including, without limitation, the timely payment of all renewal and maintenance fees) of each Trademark, Patent, and Copyright owned by any Grantor which is now or shall become included in the Intellectual Property which Grantor, in its reasonable business judgment, believes should be pursued or maintained, but in any event in a manner consistent with such Grantor’s obligations pursuant to Sections 4.7(b)(xv) and (xvi);

(v) in the event that any material Intellectual Property (A) owned by any Grantor or (B) exclusively licensed to any Grantor is infringed, misappropriated, or diluted by any Person in a manner that materially harms the Grantor, such Grantor shall promptly notify the Collateral Agent and take actions that Grantor deems reasonable or appropriate under the circumstances (to the extent permitted under the applicable IP License and by applicable law) to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, as applicable, the initiation of a suit for injunctive relief and to recover damages;

(vi) in the event that any Grantor receives any written notice or communication alleging that such Grantor or the conduct of such Grantor’s business is infringing, misappropriating, diluting or otherwise violating any Patent, Trademark, Copyright or Trade Secret owned or controlled by any Person other than such Grantor, such Grantor shall promptly report such notice or communication to the Collateral Agent and take actions that such Grantor deems reasonable or appropriate under the circumstances, provided that such actions are in accordance with Sections 4.7(b)(xv) and (xvi).

(vii) it shall, on a quarterly basis, report to the Collateral Agent (A) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any domain name registrar or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) (B) the registration of any Patents, Trademarks, Copyrights or Trade Secrets by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto and (C) any new material IP Licenses entered into by Grantor;

(viii) it shall, promptly upon the reasonable request of the Collateral Agent, execute and deliver to the Collateral Agent any document required to acknowledge, confirm, register, record, or perfect the Collateral Agent’s interest in any part of Grantor’s Intellectual Property, whether now owned or hereafter acquired by such Grantor, including, without limitation, intellectual property security agreements in the form of Exhibits F, G and H and the domain name control agreement in the form of Exhibit I, as applicable;

(ix) except with the prior consent of the Collateral Agent or the First Lien Collateral Agent pursuant to and in accordance with the First Lien Security Documents or as permitted under the Credit Agreement, each Grantor shall not execute, file or have filed in any public office, any financing statement or similar document or instruments, except financing statements or similar documents or instruments filed or to be filed in favor of the Collateral Agent or the First Lien Collateral Agent pursuant to the First Lien Security Documents, and, except as permitted under the Credit Agreement, each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien (except Permitted Liens) upon or with respect to the Intellectual Property used in the business of any Grantor, except for the Lien created by and under this Agreement and the other Credit Documents and Permitted Liens;

(x) it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would reasonably be likely to materially impair or prevent the creation of a security interest in, or the assignment (upon an Event of Default) of, such Grantor’s interest in any Intellectual Property which Grantor acquires under such contracts;

(xi) it shall take all steps deemed necessary by Grantor, in its commercially reasonable business judgment, to protect the confidentiality of all material Trade Secrets, including, without limitation, entering into confidentiality and proprietary information and invention assignment agreements with employees and consultants and labeling and restricting access to confidential information and documents;

(xii) except as would not have a Material Adverse Effect, it shall use proper statutory notice in connection with its use of any of its Intellectual Property;

(xiii) it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property used in the business of any Grantor or any portion thereof. In connection with such collections, each Grantor may take (and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby;

(xiv) it shall continue to diligently prepare and file patent applications for all identified inventions that have come to the attention of senior management personnel, which Grantor, in its reasonable business judgment believes to be patentable and better protected under a Patent as opposed to any other form of Intellectual Property, but in any event in a manner consistent with such Grantor’s obligations pursuant to Sections 4.7(b)(xv) and (xvi);

(xv) within six months after the Effective Date (or such later date as the Administrative Agent may approve), Holdings shall prepare and obtain approval of the board of directors for a strategy for the protection, development, acquisition, licensing and prosecution of patents and other Intellectual Property and the assessment, monitoring and mitigation of, and response to, litigation, threats and other risks relating thereto (including defensive and offensive patent strategies). On a quarterly basis thereafter, Holdings shall report to the board of directors on Holdings’ progress on implementation of such strategy as it may be revised from time to time. Any material changes to such strategy or the implementation thereof shall be subject to prior approval of the board of directors. Such strategy and any material changes thereto shall be reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the only Events of Default resulting from any failure of Holdings to comply with its obligations in this paragraph shall be Holdings’ failure to provide the certificates referred to in paragraph (xvii) below or to obtain the approval of the board of directors referred to in this paragraph (xv); and

(xvi) each regular quarterly and annual compliance certificate required to be delivered to the Agent and the Lenders by Holdings pursuant to Section 5.1(d) of the Credit Agreement shall include a certification that Holdings has complied, in all material respects with its obligations to prepare and implement an Intellectual Property strategy and to obtain board approval for such strategy and for any material changes to such strategy or the implementation thereof or, if Holdings has not so complied, a statement to that effect.

4.8 Commercial Tort Claims.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date and on each Credit Date, that Schedule 4.8 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor; and

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $250,000 individually hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

SECTION 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1 Access; Right of Inspection. Upon reasonable notice, the Collateral Agent shall, no more than twice during any Fiscal Year (or, upon the occurrence and continuance of an Event of Default, as often as Collateral Agent may require) at reasonable times during normal business hours, receive access to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall, upon reasonable notice, no more than twice during any Fiscal Year (or, upon the occurrence and continuance of an Event of Default, as often as Collateral Agent may require) at reasonable times during business hours, also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

5.2 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to, subject to the terms of the First Lien Security Documents, exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall, subject to the terms of the First Lien Security Documents:

(i) file (or authorize the filing of) such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Patents, Trademarks, Copyrights or Trade Secrets with any intellectual property registry in which said Patents, Trademarks, Copyrights or Trade Secrets are registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, and domain name registrars;

(iii) subject to Section 5.1, upon the occurrence and during the continuance of an Event of Default, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent; and

(iv) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may materially affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Collateral Agent statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, from time to time.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.7 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

5.3 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing and delivering to the Collateral Agent a Counterpart Agreement and a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto. Upon delivery of any such counterpart agreement and pledge supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Holdings to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion, subject to the terms of the Intercreditor Agreement, to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes; and

(i) to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or, upon the occurrence and during the continuance of an Event of Default, realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder and under the other Collateral Documents (including the Domain Name Control Agreement) are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

SECTION 7. REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may, subject to the terms of the Intercreditor Agreement, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the

Collateral Agent on default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems reasonably appropriate; and

(iv) without notice except as specified below or under the Uniform Commercial Code, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the Uniform Commercial Code and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the Uniform Commercial Code, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

7.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Secured Obligations in the order set forth in Section 2.14(g) of the Credit Agreement.

7.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4 Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from the Cash Collateral Accounts or any Deposit Account or instruct the bank at which the Cash Collateral Accounts are, or any Deposit Account is, maintained to pay the balance of the Cash Collateral Accounts or any Deposit Account to or for the benefit of the Collateral Agent.

7.5 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.6 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property owned by any Grantor, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Sections 10.2 and 10.3 of the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property owned by any Grantor by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property owned by such Grantor and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that an assignment and/or recording as contemplated by subsection (ii) above shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, such Intellectual Property;

(iv) within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with such Grantor’s Intellectual Property, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of Intellectual Property used in the business of any Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7 hereof; and

(2) other than in the ordinary course of business as was generally conducted by it on or prior to the date hereof, such Grantor shall not (x) adjust, settle or compromise the amount or payment of any such amount (y) release wholly or partly any obligor with respect thereto or (z) allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property owned by any Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, effective upon an Event of Default each Grantor grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks owned by any Grantor, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.7 Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables (both before and after the occurrence of an Event of Default), upon and following the occurrence and during the continuation of an Event of Default, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless provided expressly otherwise herein, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

SECTION 8. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Credit Agreement and the Intercreditor Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party other than the Collateral Agent, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent, subject to the terms of the Intercreditor Agreement, for the benefit of Secured Parties in accordance with the terms of this Section. The Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Grantors, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right (subject to the consent of the Administrative Borrower (not to be unreasonably withheld) so long as no Event of Default has occurred and be continuing or would have been continuing but for a forbearance agreement or waiver that is not permanent being in effect), upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations and the cancellation or termination of the Commitments, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its permitted successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise, to the extent permitted by Section 10.6 of the Credit Agreement. Upon the payment in full of all Secured Obligations and the cancellation or termination of the Commitments, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement or the First Lien Credit Documents, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11. SPECIAL PROVISION FOR ULC SHARES.

Notwithstanding any provisions to the contrary contained in this Agreement or any other Credit Document, each Grantor who has granted a security interest hereunder in Pledged ULC Shares is the sole registered and beneficial owner of all Pledged Stock which are Pledged ULC Shares and will remain so until such time as such Pledged ULC Shares are effectively transferred into the name of the Administrative Agent, any other Secured Party or any other person on the books and records of the issuer of such Pledged ULC Shares. Accordingly, such Grantor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such Pledged ULC Shares (except insofar as the Grantor has granted a security interest in such dividends, property or other distributions, and any shares which are Pledged Stock shall be delivered to the Administrative Agent to hold as Collateral hereunder) and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the issuer of such Pledged ULC Shares to the same extent as the Grantor would if such Pledged ULC Shares were not pledged to the Administrative Agent pursuant hereto. Nothing in this Section 11 derogates from the covenant of each Grantor in Section 4.4.1 or 4.4.2 above that it will not exercise any voting right in any way inconsistent with its obligations under the terms of this Agreement or the Credit Agreement. Nothing in this Agreement or any other Credit Document is intended to, and nothing in this Agreement or any other Credit Document shall, constitute the Administrative Agent, any other Secured Party or any person other than the Grantor, a shareholder or member of an unlimited liability company for the purposes of the Companies Act (Nova Scotia) until such time as notice is given to the Grantor and further steps are taken thereunder so as to register the Administrative Agent or any other person as holder of Collateral which are Pledged ULC Shares. To the extent any provision hereof or of any other document or agreement would have the effect of constituting the Administrative Agent, any other Secured Party, or any other person as a shareholder or member of an unlimited liability company for the purposes of the Companies Act (Nova Scotia) prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Collateral which is Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not Pledged ULC Shares. Except upon the exercise of rights to sell or otherwise dispose of Collateral which is Pledged ULC Shares following the occurrence and during the continuance of an Event of Default, the Grantor shall not cause or permit, or enable any unlimited liability company in which it holds Pledged ULC Shares to cause or permit, the Administrative Agent or any other Lender to: (a) be registered as a shareholder or member of such unlimited liability company; (b) have any notation entered in its favor in the share register of such unlimited liability company; (c) be held out as a shareholder or member of such unlimited liability company; (d) receive, directly or indirectly, any dividends, property or other distributions from such unlimited liability company by reason of the Administrative Agent or any other Secured Party holding a security interest in such unlimited liability company; or (e) act as a shareholder or member of such unlimited liability company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such unlimited liability company.

SECTION 12. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

[Remainder of page intentionally left blank; Signature pages follow]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VONAGE HOLDINGS CORP.,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE AMERICA INC.,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE WORLDWIDE INC.,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE MARKETING INC.,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE NETWORK INC.,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Second Lien Pledge and Security Agreement

NOVEGA VENTURE PARTNERS, INC.,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

DSP LLC,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE INTERNATIONAL INC.,
as Grantor

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Second Lien Pledge and Security Agreement

SILVER POINT FINANCE, LLC,
as Collateral Agent

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

Signature Page to Second Lien Pledge and Security Agreement